EXHIBIT 99.1
WEINGARTEN REALTY
2600 Citadel Plaza Drive
P.O. Box 924133
Houston, TX  77292-4133
(713) 866-6000

NEWS RELEASE

Information:   Richard Summers, Vice President/Director of Investor Relations, 713-866-6050

Weingarten Realty Announces Strong Third Quarter 2007 Results and Excellent Progress on Strategic Growth Plan

Houston, TX, November 1, 2007: Weingarten Realty Investors announced today the results of its third quarter ended September 30, 2007.

“We had very strong third quarter results with funds from operations, on a diluted per share basis, of $0.79, up 10% from the prior year. Additionally, we continued to make excellent progress on our strategic growth plan objectives. We ended the quarter with a new development pipeline of $1.2 billion, recorded merchant development gains of $3.3 million (net of tax), achieved a strong occupancy level of more than 95% in our existing portfolio, and closed on an additional new retail joint venture,” stated Drew Alexander, President and Chief Executive Officer.

The highlights for the quarter included:

•
Funds from operations (FFO), a non-GAAP financial indicator considered one of the most meaningful performance measurements within the REIT industry, on a diluted per share basis, was $0.79 for the third quarter of 2007 compared to $0.72 for the same quarter of the previous year, a 10% increase;

•
Net income, on a diluted per share basis, for the third quarter of 2007 was $0.44, as compared to $1.15 per share for the third quarter of 2006. The decline from the prior year was due to a reduction in this quarter’s property sale gains;

•	Merchant development activities for the quarter provided $3.3 million (net of tax) or $0.04 of FFO per share and $6.2 million (net of tax) or $0.07 of FFO per share year-to-date;

•	Overall occupancy at the end of the third quarter of 2007 was 95.1%, up from 94.0% in the prior year as both retail and industrial occupancy increased from the prior year;

•
The Company acquired eight retail centers and one industrial distribution center in the third quarter, adding 2.2 million square feet to our portfolio under management and representing a gross investment of $379 million. Three of the retail centers were acquired through a new retail joint venture with PNC Realty Investors on behalf of its institutional client the AFL-CIO Building Investment Trust (“BIT). The Company owns 20% of this joint venture with BIT owning 80%. This is the Company’s second joint venture with PNC Realty and BIT;

•
Subsequent to quarter end, the Company acquired a shopping center and two industrial buildings, adding 661,000 square feet to our portfolio under management and representing a gross investment of $75 million. The additional shopping center was acquired by WRI and a private investor with WRI owning 10% and the private investor owning 90%. The two industrial buildings were acquired by the company for its own account;

•
Dispositions of non-core properties totaled $26 million in the third quarter, representing five properties and 393,000 square feet. These properties were sold at an average cap rate of 6.9%. Year-to-date dispositions totaled $202 million, representing 1.5 million square feet at an average cap rate of 6.7%;

•
During the third quarter, the Company, under its common share repurchase program authorized by the Board of Trust Managers, repurchased 1.4 million common shares in the open market at an average share price of $37.75;

•
The Company issued, during the third quarter, 8,000,000 Series G Depositary Shares, each representing a one-one hundredth (1/100) fractional interest in a share of the Company’s floating rate Series G Cumulative Redeemable Preferred Shares. The Series G Depositary Shares were issued through a private placement for an aggregate price of $200 million. Proceeds from this issuance were used to repay amounts outstanding under the Company’s credit facilities;

•
The Board of Trust Managers declared a dividend of $0.495 per common share for the third quarter of 2007, up from $0.465 per common share for the third quarter of 2006. On an annualized basis, this represents a dividend of $1.98 per common share as compared to $1.86 per common share for the prior year, a 6.5% increase. The dividend is payable on December 17, 2007 to shareholders of record on December 7, 2007; and

•
The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. Dividends on the newly issued floating rate Series G Cumulative Redeemable Preferred Shares are $0.348750 per share, prorated based on the settlement date of September 25, 2007. All preferred share dividends are payable on December 17, 2007 to shareholders of record on December 7, 2007.

Existing Portfolio Strength
During the third quarter of 2007, the Company completed 329 new leases and renewals, totaling 1.9 million square feet with an average rental rate increase of 14.1% on a same space GAAP basis and 9.2% on a cash basis.

In total, same property net operating income grew 2.4% in the third quarter. The retail properties grew 2.0% while the industrial properties were up 7.3%. The primary driver for the industrial increase was a strong increase in occupancy due in part to particularly strong demand for space in Texas. On a year-to-date basis, same property net operating income was up 3.1% from the prior year.

Occupancy for the retail properties at the end of the third quarter of 2007 was 95.2%, up from 95.0% a year ago and industrial occupancy increased to 94.5%, up from 90.4% a year ago.

“The high occupancy levels and strong same-space rental rate increases result from the exceptional quality of our portfolio of properties, strategically located in major U.S. metropolitan markets from coast-to-coast,” stated Johnny Hendrix, Executive Vice President/Asset Management.

New Development
The Company currently has 37 properties in various stages of development, up from 21 properties a year ago. We have invested $386 million to date on these projects and, at completion, we estimate our total investment to be $820 million. The Company also reported that it has 18 development sites under contract that have a projected final investment of $370 million.

Merchant build activities for the quarter generated FFO of $3.3 million (net of tax) or $0.04 of FFO per share. For the year-to-date, merchant build activities have contributed $0.07 of FFO per share.

“We are making excellent progress in new development, including our merchant build activities, and now have a total pipeline (properties under development and under contract) totaling $1.2 billion. We anticipate that 13 of our 37 projects currently under development will be substantially complete by the end of 2008 and these centers are currently 87% leased. By the end of 2009, we are projecting that 23 of the 37 projects currently under development will be substantially complete and these projects are currently 69% leased. All of these projects have a projected return on investment at completion in excess of 9%,” stated Robert Smith, Senior Vice President and Director of New Development.

Portfolio Enhancements
“Acquisitions totaled $379 million in the third quarter and we closed on an additional $75 million in acquisitions subsequent to quarter end. This brings our total year-to-date acquisitions to $851 million, of which $377 million were acquired through joint ventures. These additions bring our assets under management to a total of $2.0 billion.  Most of the current quarter’s transactions occurred prior to the disruption in the credit markets in late summer. Although we are beginning to see deal flow again, we anticipate reduced acquisition volume for the remainder of the year,” stated Candace DuFour, Senior Vice President and Director of Acquisitions.

Third quarter and subsequent acquisitions included:

•
A portfolio of five retail power centers, adding 1.4 million square feet under management and representing a gross investment of $267 million. Three of the centers, located in suburban Atlanta, Dallas, and rapidly growing Stuart, Florida,  were acquired through a new retail joint venture with PNC Realty Investors and the BIT. The Company owns 20% of this joint venture with the BIT owning 80%. The remaining two centers, one in Atlanta and the other in Chicago, were acquired by the Company for its own account.

•
Countryside Centre is a 243,000 square foot community center located in the St. Petersburg/Clearwater Area of Florida. The center, anchored by Albertson’s, TJ Maxx, Home Goods, and Shoe Carnival, has very strong demographics with more than 100,000 people living within a three mile radius.

•
Riverside Distribution Center is a 265,000 square foot front loading state of the art industrial building in an outstanding location in Fulton County, Georgia. The Fulton County Industrial market is the most established submarket in Atlanta providing ease of access to I-20, Hartsfield Jackson International Airport, and metropolitan Atlanta.

•
The Shoppes at South Semoran is a 102,000 square foot shopping center located in suburban Orlando, Florida. It is anchored by a 57,000 square foot Winn Dixie with sales of approximately $400 per square foot. The property is 100% leased with below market rents providing the opportunity for strong future rental income growth.

•
Tully Corners is a 116,000 square foot grocery anchored shopping center in San Jose, CA. Located in an infill pocket on the east side of the city, this asset boasts the dominant grocer in the trade area and below market rents providing the opportunity for strong future rent growth. Tully Corners was acquired by WRI and a private investor with WRI owning 10% and the private investor owning 90%.

•
SouthPark 3075 and Westlake 125 are state of the art industrial buildings totaling 235,000 and 154,000 square feet, respectively. Both buildings are in great locations in metropolitan Atlanta near the Hartsfield Jackson International

Airport. Occupancy at these two buildings is below 65%, providing a strong value add opportunity, and the buildings may be joint-ventured in the future.

•
Paradise Key is a 272,000 square foot grocery anchored shopping center in Destin, Florida. Located at the main retail intersection in Destin, this stable asset is anchored by Publix, the dominant grocer in the trade area. Ross, Steinmart and Old Navy are additional anchors with very strong sales per square foot. Other very favorable aspects of this acquisition include the property’s superior access and annual rent bumps for the majority of the small shop tenants. Paradise Key was acquired by WRI and a private investor with WRI owning 10% and the private investor owning 90%.

Consent Solicitation to Amend Public Debt Covenants
During the third quarter, the Company solicited consents from the holders of the Company’s outstanding notes to modify certain financial covenants applicable to these securities. The consent solicitation expired on October 26, 2007 without modification to the covenants.

 “It was our intention to update our covenants that were put in place thirteen years ago. This effort was not undertaken due to any potential violation but rather to provide the Company with even greater flexibility to pursue attractive opportunities as they arise in these changing markets. Our existing debt covenants provide us more than enough capacity to fully execute our strategic growth plan.  The additional flexibility that we were able to negotiate with our bond investors was not significant enough to justify the cost of amending the covenants. Accordingly, we have decided to keep our existing covenant package in place. As conditions warrant, however, we may revisit this issue in the future,” stated Steve Richter, Executive Vice President and Chief Financial Officer.

Outlook
“We are making excellent progress in the implementation of our strategic plan. We had a strong third quarter, with FFO of $0.79 per share, up 10% from the prior year. With the excellent results through three quarters of the year, we are optimistic that we can achieve 2007 FFO at the top end of our guidance range of $2.98 to $3.04 per share. Additionally, I am confident in our ability to fully implement our strategic growth plan,” stated Drew Alexander, President and Chief Executive Officer.

Conference Call Information
The Company also announced that it will host a live webcast of its quarterly conference call on Friday, November 2, 2007 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. A replay is also available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling 877-519-4471, identification number 9308418 until 11:59 PM Central Time on November 3, 2007.

About Weingarten Realty Investors
As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty Investors (NYSE:WRI) is focused on delivering solid returns to shareholders by actively developing, acquiring, and intensively managing properties in 23 states that span the United States from coast-to-coast. The Company’s portfolio of 420 properties includes 342 neighborhood and community shopping centers and 78 industrial properties. Including tenant-owned square footage, the Company’s portfolio under management totals more than 70 million square feet. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,600 tenants comprising less than 3% of its rental revenues. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
STATEMENTS OF CONSOLIDATED INCOME AND	2007	2006	2007	2006
FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
Rental Income	$152,045	$137,749	$436,353	$394,277
Other Income	4,565	1,294	9,766	4,719
Total Revenues	156,610	139,043	446,119	398,996
Depreciation and Amortization	33,882	30,886	98,042	89,834
Operating Expense	28,156	23,000	76,534	61,636
Ad Valorem Taxes	20,163	18,857	53,195	49,319
General and Administrative Expense	6,537	5,497	19,650	16,500
Total Expenses	88,738	78,240	247,421	217,289
Operating Income	67,872	60,803	198,698	181,707
Interest Expense	(38,536)	(37,384)	(110,384)	(105,920)
Interest and Other Income	2,082	2,787	6,838	4,818
Equity in Earnings of Joint Ventures, net	4,893	2,253	12,513	10,866
Income Allocated to Minority Interests	(3,003)	(1,676)	(7,678)	(4,977)
Gain on Sale of Properties	986	26,871	3,010	26,974
Gain on Land and Merchant Development Sales	4,199	4,504	8,150	6,180
Provision for Income Taxes	(930)	(1,253)	(1,933)	(1,401)
Income From Continuing Operations	37,563	56,905	109,214	118,247
Operating Income From Discontinued Operations	416	3,456	2,527	13,796
Gain on Sale of Properties From Discontinued Operations	6,284	45,388	59,684	118,581
Income from Discontinued Operations	6,700	48,844	62,211	132,377
Net Income	44,263	105,749	171,425	250,624
Less: Preferred Share Dividends	5,982	2,526	16,485	7,576
Net Income Available to Common Shareholders--Basic	$38,281	$103,223	$154,940	$243,048
Net Income Per Common Share--Basic	$0.45	$1.19	$1.80	$2.75
Net Income Available to Common Shareholders--Diluted	$38,281	$104,578	$158,251	$247,171
Net Income Per Common Share--Diluted	$0.44	$1.15	$1.77	$2.67

Funds from Operations:
Net Income Available to Common Shareholders	$38,281	$103,223	$154,940	$243,048
Depreciation and Amortization	33,142	31,475	97,023	94,510
Depreciation and Amortization of Unconsolidated Joint Ventures	2,846	1,204	7,439	3,328
Gain on Sale of Properties	(5,644)	(72,260)	(58,842)	(145,559)
(Gain) Loss on Sale of Properties of Unconsolidated Joint Ventures	2		2	(4,054)
Funds from Operations--Basic	$68,627	$63,642	$200,562	$191,273
Funds from Operations Per Common Share--Basic	$0.80	$0.74	$2.33	$2.16
Funds from Operations--Diluted	$68,627	$64,997	$203,873	$195,396
Funds from Operations Per Common Share--Diluted	$0.79	$0.72	$2.28	$2.11
Weighted Average Shares Outstanding--Basic	85,470	86,567	85,914	88,476
Weighted Average Shares Outstanding--Diluted	86,464	90,610	89,410	92,528

	September 30,	December 31,
	2007	2006
CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$4,852,683	$4,445,888
Accumulated Depreciation	(750,676)	(707,005)
Property Held for Sale, net	6,012
Investment in Real Estate Joint Ventures	297,397	203,839
Notes Receivable from Real Estate Joint Ventures and Partnerships	61,537	3,971
Unamortized Debt and Lease Costs	115,208	112,873
Accrued Rent and Accounts Receivable, net	77,811	78,893
Cash and Cash Equivalents	59,815	71,003
Restricted Deposits and Mortgage Escrows	28,991	94,466
Other	135,644	71,612
Total Assets	$4,884,422	$4,375,540

Debt	$3,055,545	$2,942,692
Accounts Payable and Accrued Expenses	139,496	132,821
Other	85,906	86,566
Total Liabilities	3,280,947	3,162,079

Minority Interest	96,710	87,680

Preferred Shares of Beneficial Interest	8	4
Common Shares of Beneficial Interest	2,563	2,582
Accumulated Additional Paid in Capital	1,489,303	1,136,481
Net Income in Excess of (Less Than) Accumulated Dividends	26,479	(786)
Accumulated Other Comprehensive Loss	(11,588)	(12,500)
Total Shareholders' Equity	1,506,765	1,125,781
Total Liabilities and Shareholders' Equity	$4,884,422	$4,375,540